Exhibit 31.2

I, J. William Holden, III, certify that:

1.	I have reviewed this Form 10-Q/A for the period ended June 30, 2010, of Mirant Corporation; and

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: September 9, 2010

By:	/s/ J. William Holden, III
J. William Holden, III Senior Vice President and Chief Financial Officer (Principal Financial Officer)